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       EXHIBIT 12.3 - COMPUTATION OF RATIO OF EBITDA TO INTEREST EXPENSE

                         CONTINENTAL RESOURCES, INC.

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                                                                           PRO FORMA                        PRO FORMA
                                                                           YEAR ENDED     THREE MONTHS     THREE MONTHS
                                           YEAR ENDED DECEMBER 31,         DECEMBER 31,  ENDED MARCH 31,  ENDED MARCH 31,
                                   --------------------------------------------------------------------------------------
                                    1993    1994    1995    1996     1997      1997       1997     1998       1998
                                    ----    ----    ----    ----     ----      ----       ----     ----       ----
NET INCOME                         5,772   2,875   3,869  13,325   26,197    20,007      4,114    1,715        (82)

INCOME TAXES                       2,974   1,596   2,252   8,238   (8,941)   (8,941)     2,521        0          0

INTEREST EXPENSE                     314     670   2,396   4,550    4,804    15,684      1,117    2,005      3,919

AMORTIZATION OF OFFERING COSTS                                                  460                             115

DD&A                               4,816   6,068   9,614  22,876   33,354    34,931      8,844    5,408      5,797

EXPLORATION EXPENSE                1,996   6,338   6,184   4,513    6,807     6,806        973    1,548      1,548

LITIGATION SETTLEMENT             (4,000)                          (7,500)   (7,500)
                                   -----------------------------------------------------------------------------------
EBITDA(1)                         11,872  17,547  24,315  53,502   54,721    61,447     17,569   10,676     11,297

TOTAL EBITDA TO INTEREST            37.8    26.2    10.1    11.8     11.4       3.9       15.7      5.3        2.9
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(1)  EBITDA represents earnings before interest expense, income taxes, depreciation, depletion, amortization and exploration expense, excluding proceeds from litigation settlements.  EBITDA is not a measure of cash flow as determined by generally accepted accounting principles ("GAAP").
     EBITDA should not be considered as an alternative to, or more meaningful than net income or cash flow as determined in accordance with GAAP or as an indicator of a company's operating performance or liquidity.  Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of EBITDA.  The
     Company's computations of EBITDA may not be comparable to other similarly titled measures of other companies.  The Company believes that EBITDA is a widely followed measure of operating performance and may also be used by investors to measure the Company's ability to meet future debt service requirements, if any.